Exhibit 10.12

UNITED TECHNOLOGIES CORPORATION
LONG TERM INCENTIVE PLAN
As Amended and Restated Effective April 28, 2014

AMENDMENT 1

The United Technologies Corporation Long-Term Incentive Plan (the “LTIP”) is hereby amended, effective February 5, 2016.

1.	Section 5 (Options and Stock Appreciation Rights), subsection “g.” is amended and restated to read as follows:

g.    Termination of Employment. Options and Stock Appreciation Rights will generally vest after a three-year holding period and achievement of Performance Targets, if applicable. Awards shall be forfeited in the event of a Participant’s Termination of Employment prior to the vesting date, except as set forth below:
(i)    Upon a Participant’s Termination of Employment by reason of death, Options and Stock Appreciation Rights held by the Participant shall immediately vest and all outstanding Options and Stock Appreciation Rights may be exercised at any time until the third anniversary of the date of death;
(ii)    Upon a Participant’s Termination of Employment by reason of Disability, Options and Stock Appreciation Rights held by the Participant that were exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the third anniversary of such Termination of Employment or (B) the expiration of the Term thereof. Non-vested Stock Appreciation Rights and Options will continue to be eligible to vest as scheduled during the period the Participant remains disabled and may be exercised at any time until the earlier of (A) the third anniversary of the vesting date or (B) the expiration of the Term thereof;
(iii)    Upon a Participant’s Termination of Employment by reason of Normal Retirement, Options and Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and vested Stock Appreciation Rights may be exercised until the expiration of their Term with respect to Participants who retire on or after age 65;
(iv)    Upon a Participant’s Termination of Employment by reason of Early Retirement on or after age 55, Options and Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and vested Stock Appreciation Rights may be exercised until the expiration of the term, provided the Company provides consents to the recipient's retirement; otherwise awards will remain exercisable until the fifth anniversary following termination or if earlier, the expiration of their Term;
(v)    Upon a Participant’s Termination of Employment by reason of Early Retirement prior to age 55, Options and Stock Appreciation Rights held for more than one year shall immediately become vested and exercisable. Vested Options and vested Stock Appreciation Rights may be exercised until the fifth anniversary following such termination; or if earlier, the expiration of their Term;
(vi)    Upon a Participant’s Termination of Employment for Cause, all Options and Stock Appreciation Rights held by the Participant will be forfeited immediately, whether or not vested;
(vii)    If a Participant dies after Termination of Employment, outstanding Options and Stock Appreciation Rights may be exercised until the earlier of (A) the third anniversary of the date of death or (B) the expiration of the Term thereof; and
(viii)    Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause any non-vested Option or Stock Appreciation Right will be forfeited immediately and any vested Option or Stock Appreciation Right may be exercised until the earlier of (A) the first anniversary following such Termination of Employment or (B) expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have discretion to apply different rules concerning the consequences of an Employment Termination as set forth in the applicable Award Agreement.

2.	Section 7 (Performance Share Units), subsection “b.” is amended and restated to read as follows:

b.    Terms and Conditions. Performance Share Units shall be subject to the following terms and conditions:
(i)    Performance Share Units are Qualified Performance-Based Awards and shall vest solely as a result of the achievement of Performance Targets, except as provided below in clause (iv);
(ii)    The Board or the Committee may in its discretion make adjustments to any performance goals or results when necessary or appropriate for the purpose of preserving the validity of the measured performance;
(iii)    A Participant may not assign, transfer, pledge or otherwise encumber Performance Share Units;
(iv)    The Award Agreement shall specify if the Participant shall be entitled to receive current or deferred payments of cash or Shares in respect of non-vested Performance Share Units corresponding to the dividends paid by the Corporation, provided, however, that any such payment or delivery of shares shall be withheld subject to achievement of performance-based vesting requirements in accordance with clauses (i) and (iv) herein;
(v)    Performance Share Unit Awards will generally be subject to a three-year service-based vesting requirement in addition to performance-based vesting criteria. In the event of a Participant’s Termination of Employment before the applicable Performance Targets are satisfied or the expiration of the time-based vesting requirement, all Performance Share Units still subject to restriction shall be forfeited by such Participant; provided, however, that Performance Share Units will vest in the event of death, and remain eligible to vest in the event of Retirement or Disability; and
(vi)    Except as provided in the following sentence, all Performance Share Units shall be settled no later than 2.5 months after the end of the year in which the Performance Share Units vest. If the Award Agreement provides (when the Award is granted) that a Performance Share Unit may vest in the event of Early Retirement or Normal Retirement, the Performance Share Unit shall be settled 30 days after the end of the performance measurement period designated in the Award Agreement, or on another specific date designated in the Award Agreement; provided, however, that if the Performance Share Unit actually vests upon Retirement and if the Participant is a Specified Employee, the Performance Share Unit shall be settled on the first day of the seventh month following the Participant’s Termination of Employment.

3.	Section 10 (Future Events), subsection “b.” is amended and restated to read as follows:

b.    Changes to the Corporation’s Capital Structure. In the event of a merger, consolidation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or other material event affecting the capital structure of the Corporation (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (ii) the various maximum limitations set forth in Section 4; (iii) the number and kind of Shares or other securities subject to outstanding Awards; (iv) financial performance targets or results; and (v) the exercise price of outstanding Options and Stock Appreciation Rights. Adjustments may include, without limitation, the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion to be necessary or appropriate to protect the value of Participants’ interests in their Awards. In the event of a Disaffiliation, the Committee may arrange for the assumption of Awards or replacement of Awards with new Awards based on other property or other securities.

4.	Section 12 (Term, Amendment and Termination), subsection “d.” is amended and restated to read as follows:

b.    Amendment of Awards. Subject to Section 10, the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall be made without the Participant’s consent if such amendment materially impairs the rights of any Participant with respect to an Award, except amendments made to cause the Plan or Award to comply with applicable law, stock exchange rules, tax rules or accounting rules. No amendment to any Award shall reduce the exercise price of any Option or Stock Appreciation Right except to the extent necessary to preserve the value of the Award in the event of a stock split or other “Share Change” as defined in Section 10(a) or a “Corporate Transaction” as described in Section 10(b). In no event, including a Corporate Transaction or a Change-in-Control, may any Award be amended or action taken to make a cash payment in exchange for an Option or Stock Appreciation Right that has the effect of providing value greater than the amount determined using the exercise price in effect as of the date of the contemplated action, unless approved by the Corporation’s shareowners. In the event of changes to applicable law, stock exchange rules, tax rules or accounting standards, the Board or Committee may in its discretion make adjustments to financial performance targets or results to maintain the validity of the original performance measures and goals approved.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of January 25, 2016.
UNITED TECHNOLOGIES CORPORATION

By /s/ Elizabeth B. Amato

Attest    /s/ Jeffrey W. Kridler

Date    January 26, 2016